NATIXIS U.S. MULTI-CAP EQUITY FUND
Amendment No. 3 to the Sub-Advisory Agreement
(Loomis, Sayles & Company, L.P.)

June 1, 2011

	Pursuant to Section 11 of the Sub-Advisory Agreement (the "Agreement") dated May 18, 2001 among Natixis Funds Trust I (formerly, CDC Nvest Funds Trust I), with respect to its Natixis U.S. Multi-Cap Equity Fund (formerly, CDC Nvest Star Advisers Fund) series (the "Series"), Natixis Asset Management Advisors, L.P. (formerly, CDC IXIS Asset Management Advisers, L.P.) (the "Manager"), and Loomis, Sayles & Company, L.P. (the "Sub-Adviser"), the Agreement is hereby amended by deleting Section 7 and replacing it with the following:

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-
Adviser shall be paid at the annual rate of 0.50% of the first $250 million of its Segment's average daily net assets and 0.45% of its Segment's assets in excess of $250 million (except for assets designated by the Manager as being part of the "Loomis Sayles Large Cap Growth Segment," for which the Sub-Adviser shall be paid at an annual rate of 0.25% of average daily net assets). Such compensation shall be paid by the Trust (except to the extent that the Trust, the Sub-Adviser and the Manager otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory Agreement.




NATIXIS ASSET MANAGEMENT ADVISORS, L.P.
By:   Natixis Distribution Corporation, its general partner

By:   /s/ David L. Giunta
..
Name: 	David L. Giunta
Title: 	President and Chief Executive Officer


LOOMIS, SAYLES & COMPANY, L.P.
By:  Loomis, Sayles & Company, Inc., its general partner

By:    /s/ Kevin Charleston
..
Name:  	Kevin Charleston
Title:    	Director


NATIXIS FUNDS TRUST I
On behalf of its Natixis U.S. Multi-Cap Equity Fund series

By:    /s/ David L. Giunta
..
Name: 	David L. Giunta
Title: 	President

Exhibit 77Q1(e)